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                                                               Exhibit 99(e)(11)

                     CONSULTING AND NONCOMPETITION AGREEMENT

         CONSULTING AND NONCOMPETITION AGREEMENT (the "Agreement", dated as of December 2, 1999 (the "Effective Date"), between C. BOYD CLARKE, an individual (the "Consultant") and U.S. BIOSCIENCE, INC., a Delaware corporation (the "Company"), a wholly owned subsidiary of MedImmune, Inc. ("MedImmune").

         WHEREAS, Consultant has been employed by the Company as its President an Chief Executive Officer;

         WHEREAS, the Company desires to enter into a consulting relationship with Consultant upon the terms and conditions set forth in this Agreement, and Consult wishes to accept such consulting relationship upon the terms and conditions set forth in this Agreement; and

         WHEREAS, as Consultant has had and will continue to have access to valuable trade secrets and other proprietary information of the Company, the Company desires to, bind Consultant to certain restrictive covenants and Consultant accepts being bound by such restrictions upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of and in reliance upon the foregoing the covenants, obligations and agreements contained herein, the Company and Consultant hereby agree as follows:

         1. Consulting Agreement.

                  (a) CONSULTING PERIOD. Subject to early termination as provided in Section 1(c) hereof, the term of Consultant's status as a consultant to the Company will begin on the Effective Date and will end on November 30, 2000 (unless the term is extended by mutual agreement of the parties) (the "Consulting Period").

                  (b) CONSULTING SERVICES. During the Consulting Period, Consultant agrees to provide advisory and consulting services to the Company with respect to matters related to the conduct of the Company's business in the field of oncology, as well as such other reasonable and appropriate duties as may be mutually agreed to by the Company and Consultant (the "Consulting Services"); PROVIDED, HOWEVER, that such services and duties shall exclude the field of viral vectors and vaccines, including oncologic, applications thereof, for which Consultant has exclusive Obligations to Aviron a Delaware corporation ("Aviron"). During the Consulting Period, Consultant shall bi available to perform the Consulting Services on an as-needed basis.

                  (c) TERMINATION OF CONSULTANCY. The Consulting Period may be terminated prior to November 30, 2000 (i) voluntarily by Consultant, (ii) by the Company for Cause (as defined below), or (iii) upon the death or Disability (as defined below) of Consultant. In the event the Consulting Period is terminated in accordance with the foregoing, the Company will no longer be obligated to pay or provide Consultant with the payments and benefits set forth in Sections 3(a),
(c) and (d) hereof For purposes of this Agreement, "Cause" shall mean (i) Consultants willful and substantial misconduct, (ii) Consultants repeated, after written notice

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from the Company, neglect of duties or failure to act which can reasonably be expected to affect materially and adversely the business or affairs of the Company, MedImmune or any subsidiary or affiliate thereof, (iii) Consultant's material breach of any of the covenants contained in Section 2 hereof, (iv) the commission by Consultant of any material fraudulent act with respect to the business and affairs of the Company, MedImmune or any subsidiary or affiliate thereof or (v) Consultant's conviction of (or plea of nolo contendere) to a crime constituting a felony. For purposes of this Agreement, "Disability" shall mean Consultant being incapacitated or disabled by accident, sickness or otherwise, so as to render Consultant mentally or physically incapable of performing the services required to be performed by Consultant under this Agreement for a period that would entitle Consultant to qualify for long-term disability benefits under the Company's then-current long-term disability insurance program or, in the absence of such a program, for a period of 90 consecutive days or longer.

         2. Restrictive Covenants.

                  (a) CONFIDENTIALITY. Consultant will not, at any time following the date hereof, disclose to any person, firm, corporation or other business entity, except as require by law, an, non-public information concerning the business, products, clients or affairs of the Company, MedImmune or any subsidiary or affiliate thereof for any reason or purpose whatsoever, nor will Consultant make use of any of such non-public information for personal purposes or for the benefit of any person, firm, corporation or other business entity except the Company, MedImmune or any subsidiary or affiliate thereof

                  (b) NONCOMPETITION. Consultant hereby acknowledges and recognizes that, during his period of employment for and consultancy with the Company, Consultant has been and will be privy to trade secrets and confidential proprietary information critical to the business of the Company and MedImmune. Accordingly, Consultant agrees that, in consideration of the benefits to be received , by Consultant hereunder, Consultant will not, (i) from and after the date hereof until November 30, 2001, directly or indirectly engage in the field of oncology (excluding vaccines and viral vectors), whether as an officer, director, owner, employee, partner, affiliate or otherwise~ or assist others in engaging the field of oncology (excluding vaccines and viral vectors) in any manner or, (ii) from and after the date hereof until November 30, 2003, directly or indirectly engage in chemotherapy or radiation therapy protection in the field of oncology, whether as an officer, director, owner, employee, partner, affiliate or otherwise, or assist others in engaging in chemotherapy or radiation therapy protection in the field of oncology in any manner. The Consultant represents to the Company that notwithstanding his on-going role as an executive officer of Aviron, to which the Company has no objection, he will continue to be bound by the provisions of this Agreement.

                  (c) NONSOLICITATION. From and after the date hereof until November 30, 2003, Consultant may not, on behalf of himself or an entity that Consultant is employed by or has an interest in as a director, owner, partner, affiliate or otherwise, hire employees of MedImmune, the Company or any subsidiary or affiliate thereof without MedImmune's prior written approval.

                  (d) ACKNOWLEDGEMENT. Consultant understands that the foregoing restrictions may limit the ability of Consultant to cam a livelihood Mi a business similar to the business of the Company, but nevertheless believes that Consultant has received and will receive sufficient

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consideration and other benefits hereunder to justify such restrictions which, in any event (given the education, skills and ability of Consultant), Consult believes would not prevent Consultant from earning a living.

                  (e) INVENTIONS. Consultant will promptly disclose, grant and assign to the Company, for its sole use and benefit, any and all inventions, improvements, technical information and suggestions within the field of the Consulting Services and conceived or developed in the course of providing the Consulting Services to the Company or MedImmune, together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such invention, improvement or technical information, excluding any invention, improvement, copyright, trademark or technical information created by Consultant within the scope of his employment by Aviron. In connection therewith:

                           (i) Consultant shall, without charge, but at the
expense of the Company promptly at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as way be necessary or proper in the opinion of the Company to vest title to any such inventions, improvements, technical information, patent applications, patents, copyrights or reissues thereof in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world; and

                           (ii) Consultant shall render to the Company, at its
expense (including a reasonable payment for the time involved in case Consultant is not then in its employ), all such assistance as it may require in the prosecution of applications for said patents, copyrights or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said applications, patents o copyrights and in any litigation in which the Company may be involved relating to any, such patents, inventions, improvements or technical information.

                  (f) SEVERABILITY. It is the desire and intent of the parties hereto that the provisions of this Section 2 enforceable to the Meg extent permissible under the laws an public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Section 2 is more restrictive than permitted by the laws of any jurisdiction where this Section 2 may be subject to review and interpretation, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, will be the maximum restriction allowed by the laws of such jurisdiction and such restriction will be deemed to have bow revised accordingly herein. In addition, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction,

                  (g) ENFORCEMENT. Consultant acknowledges and understands that the provisions of the covenants contained in this Section 2, the violation of which cannot be accurately compensated for in damages by an action at law, are of crucial importance to the Company, and that the breach or threatened breach of the provisions of this Section 2 would cause the Company irreparable harm, In the event of a breach or threatened breach by Consultant of the provisions of this Section 2, (i) the Company %ill no longer have any obligation to pay Consultant any further Noncompetition Fees under Section 3(b) hereof, and all Noncompetition

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Fees previously paid to Consultant shall be refunded to the Company, and (ii)
the Company will be entitled to seek legal remedies, including an injunction restraining Consultant from such breach. Nothing herein contained will be construed as prohibiting the Company from pursuing any other remedies available for an) breach or threatened breach of this Agreement.

         3. COMPENSATION.

                  (a) CONSULTING FEES. During the Consulting Period, the Company will pay Consultant a fee of $1,000 per month (the "Consulting Fee"), contingent upon the Consultant continuing to provide the Consulting Services set forth in
Section 1(b) hereof.

                  (b) NONCOMPETITION FEES. The Company will pay Consultant an aggregate fee of $310,905 (the "Noncompetition Fee"), to be paid in equal annual installments of $103,635 each on the Effective Date, December 1, 2000 and December 1, 2001. The Noncompetition Fee will be contingent upon the Consultant continuing to honor in accordance with the terms and restrictive covenants set forth in Section 2 hereof.

                  (c) MEDICAL BENEFITS. During the Consulting Period, Consultant will be eligible for continuation coverage for former employees under the Consolidated Omnibus Budget Reconsilliation Act of 1985, as amended and the regulations thereunder ("COBRA"), following his termination of employment with the Company, the cost of which will be shared by Consultant and the Company, with Consultant paying an amount equal to the costs he would have incurred under such plans had he remained an employee of the Company (with such amounts to be deducted from the Consulting Fee) and the Company paying the remaining costs, follow the expiration of the Consulting Period, Consultant will have the option of pa*, g, the entire cost for the COBRA continuation coverage or canceling the COBRA continuation coverage. The COBRA continuation coverage will be provided by the Company's medical plans or any successor thereof and such coverage will be consistent with the current level of coverage maintained for Consultant.

                  (d) BUSINESS EXPENSES. All reasonable and necessary business expenses incurred by Consultant in the performance of his services shall be promptly reimbursed by the Company in accordance with the Company's standard expense reimbursement policies applicable to independent contractors, upon presentation of appropriate vouchers and receipts. All such expenses must be approved in advance by the Company.

         4. ALTERNATE EMPLOYMENT. In the event that Consultant accepts full-time employment with another employer during the Consulting Period, Consultant will continue to receive the benefits set forth in Section 3(a), (b) and (d) hereof (but will not be entitled to continued medical coverage under Section 3(c) hereof), provided Consultant continues to perform the Consulting Services required under Section 1(b) thereof and continues to honor the restrictive covenants set forth in Section 2 hereof.

         5. MISCELLANEOUS.

                  5.1 STATUS. Consultant acknowledges and agrees that his status at all times shall be that of an independent contractor, and that he may not, at any time, act as a representative for or on behalf of the Company for any purpose or transaction, and may not bind

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or otherwise obligate the Company in any manner whatsoever without obtaining the prior written approval of the Company therefor. Except as provided herein, Consultant hereby waives any rights as an employee or deemed employee of the Company or any of its affiliates. The parties hereby acknowledge and agree that the Consulting Fees shall represent fees for his Consulting Services as an independent contractor, and that the Consulting Fees and the Noncompetition Fees shall be paid without any deductions or withholdings taken therefrom for taxes or any other purpose. Consultant further acknowledges that the Company makes no warranties as to any tax consequences regarding payment of such Consulting Fees or the Noncompetition Fees, and specifically agrees that the determination of any tax liability or other consequences of the payment set forth above is his sole and complete responsibility and that he will pay all federal, state and local taxes, if any, assessed on such payments, but will not be responsible for any taxes or penalties imposed by any taxing authority against the Company for its failure to properly report Consultant's earnings under this Agreement.

                  5.2 WAIVER. Failure of the Company at any time to enforce any provision of this Agreement or to require performance by Consultant of any provisions hereof shall in no way affect the validity of this Agreement or any part hereof or the right of the Company thereafter to enforce its night hereunder, nor shall it be taken to constitute a condonation or waiver by the Company of that default or any other or subsequent default or breach.

                  5.3 NOTICE. All notices or other communications hereunder shall not be binding on either party hereto unless in writing, and delivered to the other party thereto at the following address:

         If to the Company:             MedImmune, Inc.
                                        35 West Watkins Mills Road
                                        Gaithersburg, MD 20878
                                        Attention: Wayne T, Hockmeyer, PILD.
                                        Chairman and Chief Executive Officer

         With a copy to:                Frederick W. Kanner, Esq.
                                        Dewey Ballantine LLP
                                        1301 Avenue of the Americas
                                        New York, New York 10019

         If to Consultant:              C. Boyd Clarke
                                        7 Bellingliamshire Place
                                        New Hope, PA 18938

Notices shall be deemed duly delivered upon hand delivery thereof at the above addresses, one day after deposit with a nationally recognized overnight deliver) company, or three days after deposit thereof in the United States mails, postage prepaid certified or registered mail. Either party may change its address for notice by delivery of written notice thereof in the manner provided.

                  5.4 ASSIGNMENT. No rights of any kind under this Agreement shall, without the prior consent of the Company, be transferable to or assignable by Consultant or any other


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person, or, be subject to alienation, encumbrance, garnishment. attachment, execution or levy of any kind, voluntary or involuntary. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

                  5.5 GOVERNING Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Maryland, without regard to the conflicts of law principles thereof.

                  5.6 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

                  5.7 HEADINGS. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

                  5.8 ENTIRE AGREEMENT. The parties hereto acknowledge that they have read this agreement, understand it, and agree to be bound by its terms. This Agreement entered into by the parties as of the date hereof constitutes their entire understanding and agreement concerning the subject matter hereof. All negotiations by the parties hereto concerning the subject matter hereof are merged into this Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto by the parties hereto other than those incorporated herein.

                  INTENDING TO BE LEGALLY BOUND, the parties or their duly authorized representatives have signed this Agreement as of the date first above written.

                                   U.S. BIOSCIENCE, INC.


                                   By:
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                                   Its:
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                                   CONSULTANT


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